Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Dave Pugh (317) 361-9892 or david.pugh@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Third Quarter 2021 Results Exceeding Revenue Guidance; Raising Full Year 2021 Revenue Guidance

•	Third quarter revenue increased 27 percent, benefiting from increased scale and diversification with the addition of Bayer Animal Health. On a pro forma combined company basis, Elanco's revenue grew approximately 6 percent, assuming the Bayer Animal Health acquisition had occurred on January 1, 2020.

•	Third quarter revenue was $1,131 million, exceeding the midpoint of guidance by $44 million, due to strength in the global Farm Animal business and global Pet Health retail.

•	Gross margin improved 530 basis points year over year to 55.6 percent on a reported basis, and 150 basis points to 55.7 percent on an adjusted basis.

•	Reported earnings per share (EPS) was $(0.21), and adjusted EPS was $0.19.

•	Updating full year 2021 financial guidance for diluted EPS of $(0.91) to $(0.83) on a reported basis, and reported net loss of $(405) to $(360) million.

•	Raising full year 2021 financial guidance for revenue of $4,730 to $4,770 million, and maintaining full year 2021 financial guidance for adjusted EPS of $0.97 to $1.03, and adjusted EBITDA of $1,035 to $1,075 million, driving approximately 300 basis points in adjusted EBITDA margin expansion on a pro forma combined company basis.

•	Providing financial guidance for the fourth quarter of 2021 with revenue of $1,078 to $1,118 million, diluted EPS of $(0.14) to $(0.07) on a reported basis, or $0.13 to $0.19 on an adjusted basis, reported net loss of $(65) to $(30) million, and adjusted EBITDA of $190 to $230 million.

GREENFIELD, Ind. (November 5, 2021) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the third quarter of 2021, provided guidance for the fourth quarter of 2021, and updated guidance for the full year 2021. The results reflect the inclusion of the Bayer Animal Health business Elanco acquired on August 1, 2020.

"Our business continues to show good momentum and strong fundamentals since closing the Bayer Animal Health acquisition a year ago, now with our fourth consecutive quarter exceeding our top-line growth expectations while concurrently making steady headway toward our long-term margin targets," said Jeff Simmons, president and chief executive officer at Elanco. "As we near the anniversary of our Investor Day when we established our commitments for the newly combined Elanco, it is clear that 2021 will be a strong step toward our long-term growth algorithm, with pro forma combined company revenue expected up approximately 7 percent and outperformance in both sides of our business, while expanding our pro forma combined company adjusted EBITDA margin by approximately 300 basis points. Our teams remain focused on finishing 2021 well and continuing to drive growth in 2022 as we deliver on our vision of food and companionship enriching life, while generating sustainable value for our shareholders."

In the third quarter, Elanco's results compared to the company's August 9, 2021 guidance are as follows:

Third Quarter 2021 Results (dollars in millions, except per share amounts)	August Guidance	Actual	Comparison to Midpoint
Revenue	$1,075 - $1,100	$1,131	$44
Reported Net Loss	$(70) - $(40)	$(104)	$(49)
Adjusted EBITDA	$195 - $220	$211	$4
Reported EPS	$(0.14) - $(0.08)	$(0.21)	$(0.10)
Adjusted EPS	$0.15 - $0.19	$0.19	$0.02

Operations

In the third quarter, Elanco's revenue was $1,131 million, benefiting from increased scale and diversification with the addition of Bayer Animal Health. On a pro forma combined company basis, Elanco's revenue grew approximately 6 percent, assuming the Bayer Animal Health acquisition had occurred on January 1, 2020. The company is making progress toward its long-term growth algorithm, reflecting the durability and diverse nature of the combined business as well as favorable industry fundamentals.

Products from the legacy Bayer Animal Health business contributed $421 million, including $121 million from the Advantage family of products and $52 million from Seresto, each increasing 9 percent compared with pro forma revenue for the full third quarter of 2020. The global Pet Health business grew on a pro forma combined basis in the third quarter, driven by the company's U.S. retail performance and continued strength in international markets.

The global Farm Animal business also contributed to the upside versus the midpoint of third quarter total revenue guidance, including legacy Elanco Farm Animal revenue up 8 percent with demand-driven strength in global cattle. China swine was impacted by herd liquidation with re-emerging African Swine Fever headwinds, creating sharply lower hog prices. International poultry and aqua grew double-digits as many international markets saw recovery from the COVID-19 pandemic.

Innovation Launches and Approvals

Innovation is expected to drive Elanco's long-term growth algorithm, with an anticipated two to three percentage point contribution to overall average annual revenue growth. Elanco has now launched all eight of the planned launches for 2021. Highlights include:

•	Credelio Plus launching in Australia in the third quarter of 2021, enhancing Elanco's highly competitive parasiticide portfolio in international markets, and leading the company's Pet Health launch outperformance against expectations.

•	Experior continuing to expand packer acceptance, with sustained potential for blockbuster status over time. Elanco has doubled the number of cattle on the product since the second quarter of 2021.

Elanco continues to anticipate the eight total products launched in 2021 to contribute $65 million to $85 million in revenue during the year, and the company's innovation pipeline to contribute $600 million to $700 million by 2025, which includes $100 million expected from the innovation portfolio acquired with KindredBio.

New Innovation Leadership and Microbiome Carve-Out Initiative

Ellen de Brabander, Ph.D., joined the company on October 18, 2021 as executive vice president of Innovation and Regulatory Affairs. de Brabander is a highly accomplished animal health research and development leader, with a proven track record in developing parasiticide blockbusters as well as major vaccine products in Pet Health and Farm Animal.

Executive vice president of Elanco Animal Health, Aaron Schacht has transitioned to lead the initiative to carve out Elanco’s microbiome R&D platform as an independent biopharmaceutical company focused on developing solutions for animal and human health. The initiative, expected to be completed by the end of the first quarter of 2022, will allow Elanco to further concentrate its resources on the company's high-value, late-stage Pet Health pipeline, while potentially retaining a minority interest in the new entity.

Working Capital and Balance Sheet

In the third quarter, days sales outstanding was 81 days, up from 75 days in the second quarter of 2021, reflecting higher international revenue and lower retail revenue in U.S. Pet Health driven by normal seasonality. As of September 30, 2021, cash and cash equivalents were $453 million, and gross debt was $6.42 billion.

On August 12, 2021, Elanco entered into a new debt financing arrangement for a $500 million credit facility, consisting of a senior secured term loan (Incremental Term Facility) to retire the Senior Notes due August 27, 2021. The Incremental Term Facility bears interest at a floating rate of LIBOR plus 175 basis points and is payable in quarterly installments through August 12, 2028. The terms of the Incremental Term Facility, including pledged collateral and covenants, are generally consistent with the terms of the company's existing term loan B credit facility (Term Loan B).

At the end of the quarter, Elanco had $250 million drawn on its revolving credit facility that was used to fund the $444 million acquisition of KindredBio. The remainder of the purchase price was funded from cash on hand.

Elanco's year-end net leverage target remains approximately 5.5x.

Third Quarter Reported Results

In the third quarter of 2021, total revenue was $1,131 million, an increase of 27 percent, or an increase of 26 percent without the impact of foreign exchange rates, compared with the third quarter of 2020, driven by the inclusion of the Bayer Animal Health business. Legacy Elanco revenue in the third quarter was $710 million, an increase of 2 percent year over year. Net loss for the third quarter of 2021 was $104 million, or $0.21 per diluted share, compared with a net loss of $135 million, or $0.29 per diluted share, for the same period in 2020.

Pet Health revenue increased 31 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $247 million. Legacy Elanco revenue decreased 2 percent in the quarter, driven by declines in older generation parasiticides and the impact of divestitures, partly offset by higher underlying volume trends from newer generation parasiticide and pain products, and price growth.

Farm Animal revenue increased 23 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $157 million. Legacy Elanco revenue increased 8 percent in the quarter, driven by global cattle and U.S. swine, double-digit improvement in international poultry and aqua, and new product launches in 2021, partly offset by generic competition, and lower levels of producer demand in China's swine market due to herd liquidation.

Contract Manufacturing (formerly Strategic Exits) represents contract manufacturing relationships which are not long-term value drivers for the company. Contract Manufacturing revenue represented 2 percent of total revenue, including $17 million from the addition of Bayer Animal Health products.

Gross profit was $629 million, or 55.6 percent of revenue, in the third quarter of 2021 compared with $448 million, or 50.3 percent, for the third quarter of 2020. Gross margin as a percent of revenue increased 530 basis points, primarily due to the benefit from the inclusion of the legacy Bayer Animal Health portfolio and continued improvements in manufacturing productivity and price as well as a decrease in amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health.

Total operating expenses increased $70 million to $436 million in the third quarter of 2021 compared with the third quarter of 2020. Marketing, selling, and administrative expenses increased $64 million to $342 million, as a result of the inclusion of expenses supporting Bayer Animal Health. Research and development expenses increased $6 million to $94 million, or 8 percent of revenue, as a result of the inclusion of the Bayer Animal Health and KindredBio businesses. Elanco continues to make progress toward the company's Investor Day commitment to deliver on $300 million in cost efficiencies by the end of 2023, including $160 million to $175 million of cumulative synergies to be achieved in 2021.

Amortization of intangibles increased $45 million to $141 million in the third quarter of 2021 as compared with the third quarter of 2020, primarily due to the addition of amortization of intangible assets recorded from the acquisition of Bayer Animal Health. Asset impairment, restructuring, and other special charges decreased by $151 million year over year, to $111 million in the third quarter of 2021 from $262 million in the third quarter of 2020. Charges recorded in the third quarter of 2021 include costs primarily related to the $50 million write-down of a Farm Animal portfolio R&D asset, and the establishment of a $26 million liability for future royalty and milestone payments relating to our canine parvovirus license agreement with KindredBio, which was then settled upon the closing of the acquisition.

Net interest expense was $60 million in the third quarter of 2021, compared with $48 million in the third quarter of 2020, reflecting the increased debt from the Bayer Animal Health and KindredBio acquisitions.

Other expense was $11 million in the third quarter of 2021, compared with income of $115 million in the third quarter of 2020. Other expense recorded in the third quarter of 2021 primarily consisted of mark-to-market adjustments on equity investments and foreign exchange losses, partially offset by certain components of net periodic benefit income. Other income recorded in the third quarter of 2020 primarily consisted of gains recorded on the divestitures of certain products.

Third Quarter Consolidated Non-GAAP Results

Third quarter adjusted gross margin, as a percent of revenue, increased 150 basis points, to 55.7 percent compared with the third quarter of 2020. Adjusted net income for the third quarter of 2021 was $93 million, compared with $60 million in the third quarter of 2020. Adjusted net income in the third quarter of 2021 excludes the net impact of $197 million primarily related to asset impairment, restructuring and other special charges, amortization of inventory fair value adjustments, amortization of intangible assets, and an adjustment to a loss that was previously recorded in relation to the divestiture of products, net of the impact from taxes.

Adjusted EPS in the quarter was $0.19 per share, compared with $0.13 in the third quarter of 2020. Adjusted EBITDA was $211 million in the third quarter of 2021, which represents 18.7 percent of total revenue compared with $148 million and 16.6 percent for the third quarter of 2020, respectively.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

Financial Guidance

Elanco is updating its full year 2021 guidance for reported net loss and reported EPS to reflect third quarter results, which differed from the company's August guidance driven by two non-cash charges related to the R&D asset write-down and the settlement of the canine parvovirus license agreement. Reported EPS guidance continues to also incorporate a write-down of $0.47 per share from the exit of the three manufacturing sites announced on June 9, 2021.

The company is raising its full year 2021 guidance for revenue and maintaining its full year 2021 guidance for adjusted EBITDA and adjusted earnings per share, as compared to the August 9 guidance communication, despite a higher than expected full year 2021 tax rate at approximately 24.5% than previously expected at approximately 24%.

Additionally, Elanco is introducing guidance for the fourth quarter of 2021. The revenue range reflects management's expectation for consistent fundamental business performance. As previously stated, the fourth quarter of 2020 benefited from approximately $60 million in non-recurring revenue, including Contract Manufacturing.

Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and the accompanying presentation on the Elanco website, and will be discussed on the company's conference call this morning.

2021 Full Year (dollars in millions, except per share amounts)	December 2020 Guidance			November 2021 Guidance			Comparison at the Midpoint
Revenue	$4,520	to	$4,600	$4,730	to	$4,770	+$190
Reported Net Loss	$(140)	to	$(70)	$(405)	to	$(360)	$(278)
Adjusted EBITDA	$940	to	$1,000	$1,035	to	$1,075	+$85
Reported Earnings per Share	$(0.28)	to	$(0.14)	$(0.91)	to	$(0.83)	$(0.66)
Adjusted Earnings per Share	$0.83	to	$0.95	$0.97	to	$1.03	+$0.11

2021 Fourth Quarter (dollars in millions, except per share amounts)	Guidance
Revenue	$1,078	to	$1,118
Reported Net Loss	$(65)	to	$(30)
Adjusted EBITDA	$190	to	$230
Reported Earnings per Share	$(0.14)	to	$(0.07)
Adjusted Earnings per Share	$0.13	to	$0.19

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review third quarter financial and operational results, discuss fourth quarter and full year 2021 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), including, without limitation, statements concerning our expectations relating to the integration of Kindred BioSciences, Inc. and Bayer Animal Health, expected synergies and cost savings, expectations relating to the potential carve-out of the microbiome research and development (R&D) platform, expectations relating to sales of manufacturing facilities, product launches and revenue from such products, independent company stand-up costs and timing, reduction of debt and leverage, cost savings and expenses relating to restructuring actions, the impact of the COVID-19 pandemic on our business, our 2021 full year and fourth quarter guidance and long-term expectations, expectations relating to regulatory proceedings, our industry and our operations, performance and financial condition, and including in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in farm animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by farm animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the COVID-19 global health pandemic;

•	the success of our research and development (R&D) and licensing efforts;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;

•	the impact of weather conditions and the availability of natural resources;

•	use of alternative distribution channels and the impact of increased or decreased sales to our channel distributors resulting in fluctuation in our revenues;

•	manufacturing problems and capacity imbalances;

•	challenges to our intellectual property rights or our alleged violation of rights of others;

•	risks related to our presence in foreign markets;

•	breaches of our information technology systems;

•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including Kindred Biosciences, Inc. and the animal health business of Bayer AG (Bayer Animal Health);

•	the terms, timing, or structure of any separation of the microbiome R&D platform, including whether it will be consummated at all, and whether the operational and strategic benefits of such transaction can be achieved, including whether the uncertainty of announcing the separation initiative will have adverse impacts on the employees, customers and suppliers related to the platform;

•	the effect of our substantial indebtedness on our business;

•	the uncertainties inherent in research relating to product safety and additional analyses of existing safety data;

•	actions by regulatory bodies, including as a result of their interpretation of studies on product safety;

•	unfavorable publicity resulting from media reports on our products;

•	public acceptance of our products;

•	fluctuations in our business results due to seasonality and other factors; and

•	the impact of litigation, regulatory investigations, and other legal matters.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP and Pro Forma Financial Measures:

We use non-GAAP financial measures, such as EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

The pro forma combined company figures referenced in this release give effect to the Bayer acquisition as if it had occurred on January 1, 2020 and represent estimates based on the historical records of Bayer and Elanco; however, due to certain data limitations, including foreign exchange rates, these numbers may have some non-material differences from actuals. 2020 pro forma combined company numbers represent a good faith summary to provide better financial context about historical performance.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$1,131	$890	$3,652	$2,134
Costs, expenses, and other:
Cost of sales	502	442	1,622	1,071
Research and development	94	88	277	214
Marketing, selling, and administrative	342	278	1,075	623
Amortization of intangible assets	141	96	417	197
Asset impairment, restructuring, and other special charges	111	262	518	456
Interest expense, net of capitalized interest	60	48	181	89
Other (income) expense, net	11	(115)	8	(162)
Loss before income taxes	$(130)	$(209)	$(446)	$(354)
Income taxes	(26)	(74)	(71)	(117)
Net loss	$(104)	$(135)	$(375)	$(237)
Loss per share:
Basic	$(0.21)	$(0.29)	$(0.77)	$(0.56)
Diluted	$(0.21)	$(0.29)	$(0.77)	$(0.56)
Weighted average shares outstanding:
Basic	487.3	462.4	487.1	426.5
Diluted	487.3	462.4	487.1	426.5

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit), tax valuation allowances and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended September 30, 2021 and 2020.

The following is a reconciliation of GAAP Reported for the three months ended September 30, 2021 and 2020 to Selected Non-GAAP Adjusted information:

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1) (2)	$502	$1	$501	$442	$35	$407
Amortization of intangible assets	$141	$141	$—	$96	$96	$—
Asset impairment, restructuring and other special charges (3) (4)	$111	$111	$—	$262	$262	$—
Interest expense, net of capitalized interest (5)	$60	$—	$60	$48	$2	$46
Other (income) expense, net (6) (7)	$11	$(1)	$12	$(115)	$(119)	$4
Income (loss) before taxes	$(130)	$252	$122	$(209)	$276	$67
Provision for taxes (8) (9)	$(26)	$(55)	$29	$(74)	$(81)	$7
Net income (loss)	$(104)	$197	$93	$(135)	$195	$60
Earnings (loss) per share:
basic	$(0.21)	$0.40	$0.19	$(0.29)	$0.42	$0.13
diluted	$(0.21)	$0.40	$0.19	$(0.29)	$0.42	$0.13
Adjusted weighted average shares outstanding:
basic	487.3	487.3	487.3	462.4	462.4	462.4
diluted (10)	487.3	489.0	489.0	462.4	463.1	463.1

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended September 30, 2021 and 2020 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health resulting from the delayed purchase of certain entities ($1 million).

(2)	2020 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($33 million) and charges associated with the write-off of marketing inventory recorded from the acquisition of Bayer Animal Health ($2 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio, and charges primarily related to independent stand-up costs and other related activities ($30 million), a charge associated with the settlement of a liability for future royalty and milestone payments triggered in connection with our acquisition of KindredBio ($26 million), costs associated with the sale of our manufacturing site in Shawnee, Kansas ($1 million), asset impairments ($50 million), asset write-downs ($6 million), and the settlement of a legal matter ($8 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($9 million) and a favorable adjustment from reversals for severance programs that are no longer active ($2 million).

(4)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($131 million), severance ($130 million), and asset write-downs ($1 million).

(5)	2020 excludes the debt extinguishment loss recorded in connection with the partial repayment of our existing term loan facility ($2 million).

(6)	2021 excludes an adjustment to a loss that was previously recorded in relation to the divestiture of products ($1 million).

(7)	2020 excludes gains recorded in relation to the divestiture of several products as required as a result of the acquisition of the animal health business of Bayer ($156 million) and a hedging gain related to the closing of the acquisition of the animal health business of Bayer ($6 million), partially offset by a loss recorded in relation to the divestiture of products ($7 million) and debt issuance costs ($36 million).

(8)	2021 represents the income tax expense associated with the adjusted items, as well as a net decrease in the valuation allowance recorded against our U.S. deferred tax assets during the period ($2 million).

(9)	2020 represents the income tax expense associated with the adjusted items.

(10)	During the three months ended September 30, 2021 and 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 1.7 million and 1.2 million, respectively, of common stock equivalents.

	Q3 2021	Q3 2020
As Reported EPS	$(0.21)	$(0.29)
Cost of sales	0.00	0.08
Amortization of intangible assets	0.29	0.21
Asset impairment, restructuring and other special charges	0.23	0.57
Interest expense, net of capitalized interest	—	0.00
Other (income) expense, net	0.00	(0.26)
Subtotal	0.52	0.59
Tax impact of adjustments (1)	(0.11)	(0.17)
Total Adjustments to EPS	$0.40	$0.42

Adjusted EPS (2)	$0.19	$0.13

Numbers may not add due to rounding.

(1) Includes the unfavorable adjustment relating to the net decrease in the valuation allowance recorded against our U.S. deferred tax assets during the three months ended September 30, 2021 (impact of less than $0.01 per share).

(2) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1) (2)	$1,622	$64	$1,558	$1,071	$39	$1,032
Amortization of intangible assets	$417	$417	$—	$197	$197	$—
Asset impairment, restructuring and other special charges (3) (4)	$518	$518	$—	$456	$456	$—
Interest expense, net of capitalized interest (5)	$181	$—	$181	$89	$3	$86
Other (income) expense, net (6) (7)	$8	$(9)	$17	$(162)	$(167)	$5
Income (loss) before taxes	$(446)	$990	$544	$(354)	$528	$174
Provision for taxes (8) (9)	$(71)	$(206)	$135	$(117)	$(141)	$24
Net income (loss)	$(375)	$784	$409	$(237)	$387	$150
Earnings (loss) per share:
basic	$(0.77)	$1.61	$0.84	$(0.56)	$0.91	$0.35
diluted	$(0.77)	$1.60	$0.84	$(0.56)	$0.91	$0.35
Adjusted weighted average shares outstanding:
basic	487.1	487.1	487.1	426.5	426.5	426.5
diluted (10)	487.1	488.6	488.6	426.5	427.4	427.4

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the nine months ended September 30, 2021 and 2020 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($64 million).

(2)	2020 excludes amortization of inventory fair value adjustments recorded from the acquisition of the animal health business of Bayer ($33 million) and charges associated with the write-off of marketing inventory recorded from the acquisition of the animal health business of Bayer ($2 million), and a onetime payment to settle outstanding obligations to a contract manufacturing organization in connection with a divestiture ($4 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health and KindredBio, and charges primarily related to independent stand-up costs and other related activities ($141 million), a charge associated with the settlement of a liability for future royalty and milestone payments triggered in connection with our acquisition of KindredBio ($26 million), costs associated with the sale of our manufacturing sites in Shawnee, Kansas and Speke, U.K. and other business development transactions ($4 million), severance accruals net of reversals ($26 million), asset impairments ($63 million), and asset write-downs ($275 million) and the settlement of a legal matter ($8 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($26 million).

(4)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the pending acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($318 million), facility exit costs and asset write-downs ($4 million), severance accruals net of reversals ($131 million), the settlement of a legal matter ($3 million), and the impairment of intangible assets ($4 million), partially offset by the gain on the sale of our R&D facility in Prince Edward Island, Canada ($4 million).

(5)	2020 excludes the debt extinguishment loss recorded in connection with the repayment of our existing term loan facilities ($3 million).

(6)	2021 excludes up-front payments received and equity issued to us in relation to license and asset assignment agreements ($9 million).

(7)	2020 excludes the gains recorded in relation to the divestiture of several products as required as a result of the acquisition of the animal health business of Bayer ($156 million), a hedging gain related to the closing of the acquisition of the animal health business of Bayer ($6 million), the gain on our sale of land and buildings in New South Wales, Australia ($46 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($2 million), partially offset by a loss recorded in relation to the divestiture of products ($7 million) and debt issuance costs ($36 million).

(8)	2021 represents the income tax expense associated with the adjusted items, partially offset by a net increase in the valuation allowance recorded against our U.S. deferred tax assets during the period ($2 million).

(9)	2020 represents the income tax expense associated with the adjusted items.

(10)	During the nine months ended September 30, 2021 and 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 1.5 million and 0.9 million, respectively, of common stock equivalents.

	YTD 2021	YTD 2020
As Reported EPS	$(0.77)	$(0.56)
Cost of sales	0.13	0.09
Amortization of intangible assets	0.85	0.46
Asset impairment, restructuring and other special charges	1.06	1.07
Interest expense, net of capitalized interest	—	0.01
Other (income) expense, net	(0.02)	(0.39)
Subtotal	2.03	1.24
Tax impact of adjustments (1)	(0.42)	(0.33)
Total Adjustments to EPS	$1.60	$0.91

Adjusted EPS (2)	$0.84	$0.35

Numbers may not add due to rounding.

(1) Includes the favorable adjustment relating to the net increase in the valuation allowance recorded against our U.S. deferred tax assets during the nine months ended September 30, 2021 (impact of less than $0.01 per share).

(2) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP net income for the three and nine months ended September 30, 2021 and 2020 to EBITDA, adjusted EBITDA, and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reported net loss	$(104)	$(135)	$(375)	$(237)
Net interest expense	60	48	181	89
Income tax benefit	(26)	(74)	(71)	(117)
Depreciation and amortization	170	132	542	295
EBITDA	$100	$(29)	$277	$30
Non-GAAP Adjustments:
Cost of sales	$1	$35	$64	$39
Asset impairment, restructuring and other special charges	111	262	518	456
Other income, net	(1)	(119)	(9)	(167)
Accelerated depreciation and amortization(1)	—	(1)	(5)	(6)
Adjusted EBITDA	$211	$148	$845	$352
Adjusted EBITDA Margin	18.7%	16.6%	23.1%	16.5%

Numbers may not add due to rounding.

(1) Represents depreciation and amortization of certain assets that was accelerated during the three and nine months ended September 30, 2021 and 2020. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

Elanco Animal Health Incorporated

Guidance

Reconciliation of 2021 full year reported EPS guidance to adjusted EPS guidance is as follows:

	Full Year 2021 Guidance
Reported Earnings per Share	$(0.91)	to	$(0.83)
Cost of sales(1)	$0.13
Amortization of intangible assets	$1.14
Asset impairment, restructuring, and other special charges(2)	$1.12	to	$1.14
Other (income) expense, net	$(0.02)
Subtotal	$2.37	to	$2.39
Tax impact of adjustments	$(0.51)
Total Adjustments to Earnings per Share	$1.86	to	$1.88
Adjusted Earnings per Share(3)	$0.97	to	$1.03

Numbers may not add due to rounding.

(1) Cost of sales adjustment is related to the amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health.

(2) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts, and charges primarily related to independent stand-up costs and other related activities, including severance.

(3) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2021 full year reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Full Year 2021 Guidance
Reported Net Loss	$(405)	to	$(360)
Net interest expense	$240	to	$245
Income tax provision	$(140)	to	$(125)
Depreciation and amortization	$715	to	$720
EBITDA	$415	to	$475
Non-GAAP Adjustments
Cost of sales	Approx. $60
Asset impairment, restructuring, and other special charges	$545	to	$570
Other (income) expense, net	$(10)	to	$(5)
Adjusted EBITDA	$1,035	to	$1,075
Adjusted EBITDA Margin	22%	to	22.5%

Reconciliation of 2021 fourth quarter reported EPS guidance to adjusted EPS guidance is as follows:

	Fourth Quarter 2021 Guidance
Reported Earnings per Share	$(0.14)	to	$(0.07)
Amortization of intangible assets	$0.29
Asset impairment, restructuring, and other special charges(1)	$0.06	to	$0.08
Subtotal	$0.35	to	$0.37
Tax impact of adjustments	$(0.09)
Total Adjustments to Earnings per Share	$0.26	to	$0.27
Adjusted Earnings per Share(2)	$0.13	to	$0.19

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities, including severance.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2021 fourth quarter reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Fourth Quarter 2021 Guidance
Reported Net Loss	$(65)	to	$(30)
Net interest expense	$60
Income tax provision	$(20)	to	$(5)
Depreciation and amortization	$175
EBITDA	$150	to	$200
Non-GAAP Adjustments
Asset impairment, restructuring, and other special charges	$30	to	$40
Adjusted EBITDA	$190	to	$230
Adjusted EBITDA Margin	17%	to	21%

The table below provides a breakdown of revenue by species and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
Pet Health	$527	47%	$1,857	51%
Farm Animal
Cattle	256	23%	754	21%
Poultry	173	15%	517	14%
Swine	110	10%	346	9%
Aqua	44	4%	111	3%
Total Farm Animal	$583	52%	$1,728	47%
Revenue Subtotal	$1,110		$3,585
Contract Manufacturing	21	2%	67	2%
Total Revenue	$1,131	100%	$3,652	100%

Numbers may not add due to rounding.